Exhibit 4.82
[Translated from the original Chinese version]
LEASE CONTRACT
Contract NO.:0733
Lessor: China National Precision Machinery I&E Corp. Beijing Aerospace CPMIEC Building
Lessee: Fortune (Beijing) Wisdom Technology Co., Ltd.
Property: Room 621, 6th Floor Beijing Aerospace CPMIEC Building
Date: June 10th, 2009

LEASE CONTRACT

Lessor:	China National Precision Machinery I&E Corp. Beijing Aerospace CPMIEC Building (hereinafter referred to as “Party A”)
Responsible Person: Zhang Hong

Address: No.30 Haidian South Road, Beijing, China

Postal code: 10080
Lessee: Fortune (Beijing) Wisdom Technology Co., Ltd (hereinafter referred to as “Party B”)

Legal Representative:

Address:

Postal code:

Phone:
The Parities hereby enter into the contract as follows to address relevant issues with respect to Party B’s lease the office building owned by Party A after friendly negotiations:
Article 1 Subject Matter of Lease
Party B leases Room 621(6th Floor of China National Precision Machinery I&E Corp. Beijing Aerospace CPMIEC Building, No.30 Haidian South Road, Haidian District Beijing) with an area of structure of 92.74 square meters.
Article 2 Term of Lease
2-1 The term of lease is 12 months, commencing from July 30th 2009 and ending on July 29th, 2010.
2-2 Party A shall have right to withdraw all leased areas upon expiration of the term, Party B shall return pursuant to the term. If Party A continues to lease the housing unit hereunder, Party B shall have the priority right upon the same conditions. Party B shall make written application for lease renewal within 2 months prior to expiration of the term. The rent for renewal and other fees shall be determined through negotiations.

Article 3 Rent
3-1 The rent applicable to the subject matter of lease shall be RMB 108 per square meter per month. The total rent for each month shall be RMB 10015.92. The property management fee shall be contained in the rent, including but not limited to central air-conditioning fee (cooling, heating and fresh air); cleaning fee for public area, external wall and washroom; three guarantees for the front land of the building; maintenance fee for public area, public facilities (water, electricity, heating, ventilation, cooling, telecom and fire protection), electricity fee for regular office use (non-operational electricity consumption) etc.
3-2 The rent shall be calculated from the commencing date of this Contract.
3-3 The deadline of the rent shall be determined on the date when Party B restitutes the subject matter hereof, returns the key and delivers the subject matter to Party A.
Article 4 Deposit
4-1. Party B shall pay an amount of RMB 30047.76 equal to 3 months’ rent as deposit after execution of this Contract. This Contract shall become effective after Party B transfers the deposit of RMB 29213.10 under No. 0599 Lease Contract into this Contract, and after Party B pays RMB 834.66 to make up the outstanding amount of the deposit and pays the first month’s rent as well.
4-2 Party A shall return the deposit (without interests) in full to Party B within one and a half month upon expiration of the term of Contract under the condition that Party B has complied with obligations of this Contract, Party B did not intend to renew the Contract upon expiration and commit no default events such as overdue payment.
4-3 Where Party B breaches the Contract, Party A may keep all or part of the deposit to offset economic losses to Party A caused by Party B’s breach action and to cover the reasonable fees incurred therefrom, Party A should produce to Party B bills of actual fees and reasonable evidence for its economic losses.
4-4 If Party B’s deposit can not offset Party A’s economic losses and reasonable fees and expenses under the circumstance of Article 4 section 3, Party B shall pay the outstanding amount within 10 days of receiving Party A’s notice. Otherwise, Party A shall have the right to terminate the Contract, and to claim for such outstanding amount and the overdue payment (5‰ per day).
4-5 Party B shall not request to offset its due payment by the paid deposit.

Article 5 Payment (including rent and deposit)
5-1 The method of rent collection of Party A is roll-up. Party B shall pay the rent of the month prior to 10th of each month.
5-2 Party A shall provide to Party B the bill of the due payment in the beginning of each month within the term of lease. Party B shall make payment within 5 working days of receiving such bill. Party B shall pay an overdue fine in an amount equal to 5‰ of the overdue amount for each delaying day in addition to make full payment.
5-3 Party A is entitled to terminate the Contract unilaterally and claim for the overdue payment in case Party B’s overdue payment in aggregate (including without limitation room rate, incidental expense, overdue fine, etc.) exceeds 65% of the deposit. Party B shall be responsible for any result incurred therefrom.
Article 6 Obligations of Party A
6-1 Party A is obliged to guarantee the house use right of Party B within the term of lease. Party A shall not lease the subject housing unit to a third party.
6-2 Party A shall be responsible for repair and maintenance of electricity, air-conditioning, water supply, drainage and elevator; responsible for repair, maintenance, cleaning, refurbishment of the external wall, phone line, sewer, conduit, sanitary installation, down pipe and water installation, and the relevant fees to keep the aforesaid devices under normal operation (the devices and requirements installed by Party B shall be negotiated by the parties).
6-3 Party A and a third party designated by Party A may enter into Party B’s leased housing unit where they conduct inspection and other checking measures on the building conditions with timely prior notice and only for the purpose of performing obligations or exercising rights pursuant to the Agreement.
6-4 Party A shall be obliged to conduct daily test, inspection and repair with respect to the security facilities of the property, such as regularly check and change of fire distinguishers in the public areas, regularly check of fire hydrants and interior spray system, regularly check of fire alarm system and status of other facilities to ensure fire evacuation passageway is unblocked. The frequency of the aforementioned check and its record shall in compliance with the national laws and regulations. Party A shall notify Party B in a timely manner in case of emergency circumstances (such as fire).

6-5 Party A shall confer Party B title of possession and right to use the housing unit without encumbrance within the term of lease. Party A shall allow Party B’s free entry from 7:30 to 19:30. Party B shall notify Party A of any entry not prescribed hereunder.
6-6 Party A shall provide Party B with central air-conditioning during working hours from 7:30 to 19:30. No central air-conditioning will be provided during legal holidays or non working hours. In the event that Party B uses air-conditioning during non-supply period, it shall make applications in writing to Party A. The delay fee for air-conditioning shall be borne by Party B at Party A’s charge standard.
6-7 Party A shall be responsible for payment of property tax and land use tax, and shall regularly provide Party B with copies of tax payment certificates for the above property tax and land use tax. Party A shall provide necessary documentation to Party B for its registration and approval at the Administration of Industry and Commerce authorities.
6-8 Party A shall guarantee free entry to Party B’s leased unit through Party A’s building by Party B’s employees, customers and visitors after Party A’s registration and verification.
6-9 Party A shall be responsible for procuring property insurance and public liability insurance for the building from the insurance company during the term of lease.
6-10 Party A shall be responsible for direct losses to Party B caused by reckless and neglect of its relevant staff or for damages of the leased area due to the property structure.
6-11 Where an interruption of normal office arises from break off of water, electricity, central air-conditioning and communication system caused by reasons contributable to Party A fault, Party A shall be liable for direct economic losses to Party B.
6-12 Party A shall be responsible for arranging lessee list in the hall. The characters shall be unified provided by Party A.

Article 7 Obligations of Party B
7-1 Party B shall pay the deposit, rent and other due payment on time to Party A pursuant to this Contract.
7-2 Party B shall conduct self-management of its cash, instruments, material business documents and other valuable public and private property in accordance with the relevant regulations of the country and building. Party A shall not be responsible for losses caused by breach of the regulations.
7-3 Party B is prohibited from changing the usage of the leased unit, transferring, subleasing, or mortgaging, pledging the leased unit to a third party without Party A’s written consent.
7-4 In the event that Party B demolishes, adds or conducts other decoration to the original structure in addition to the original decoration and facilities of the leased unit, it shall obtain Party A’s consent, execute decoration agreement, responsible for maintenance work and bear costs of such addition and reconstruction of equipments in the leased areas incurred therefrom. Party B shall make restitution or pay for materials, manpower, pipes, lines for redecoration of the building to Party A, and shall conduct the said work after party A’s check and confirmation.
7-5 Party B shall take good care of the leased unit and its equipments. Where Party B reconstructs or demolishes the leased unit without Party A’s written consent or causes damage to the leased unit due to other reasons, Party A shall be entitled to deduct any of its losses from the deposit.
7-6 Party B shall comply with “Client Manual” made by Party A. Party B shall rectify within 3 days after Party A sends notice of rectification. Any result arising therefrom shall be undertaken by Party B.
7-7 Party B is prohibited from conducting any activity causing the insurance for the leased unit and for this building invalid or might become invalid, or activity that increase the insurance rate. In the event that Party A has to re-procure insurance due to Party B’s breach of the said provisions, the additional premium and other expenses paid by Party A shall be borne by Party B.
7-8 Where Party B needs to install small switchboard (including headquarter PBX) in the leased unit or to apply for special exterior line due to business needs, it shall make application to the building and provide technique specifications, network license and relevant materials. A complimentary agreement on the issue shall be executed separately.

7-9 In case of damages or direct losses due to reckless or neglect of Party B or its personnel, Party B shall be allowed to enter into the leased unit and repair damages or losses of the unit, expenses arising therefrom shall be borne by Party B.
7-10 Party B shall notify Party A in writing if Party B intends to extend the contract upon expiration, seek written consent of Party A and go through necessary renewal procedures. If Party B requests to extend the term of lease to no longer than half year, extension shall be made on condition that new lease is not affected therefore. Party A is allowed to take potential lessee to visit the unit within the last 2 months of lease term with prior notice to Party B.
7.11 In case Party B needs to extend leased area within term of lease, the rent shall be calculated at the current rent rate. A separate lease contract shall be executed through negotiation by the parties.
7-12 Party B has right to install door plate of the company name on the leased unit at its own expense. The characters, specifications and materials shall be handled pursuant to Party A’s regulations.
7-13 Where an interruption of normal office arises from break off of water, electricity, central air-conditioning and communication system caused by reasons contributable to Party B’s fault, Party B shall be liable for direct economic losses of Party A.
7-14 Party B can use the leased unit for office purpose only.
7-15 During the term of lease and during renewal and upgrading period for the equipments and facilities, where Party A has to process construction immediately due to safety need, aging of equipments and facilities or due to any accident, which affects Party B’s working environment or business but not serious to lead to Party B’s close down, Party B shall extend necessary understanding, support and cooperation to ensure Party A’s smooth construction so that Party A provides a safe and comfortable working environment for all of its clients.
7-16 During the term of lease, Party B shall guarantee the public area and fire evacuation passageway unobstructed, sundries are prohibited, shelter materials shall not be kept within 1.5 meter from fresh air machine rooms, fire distinguishers, fire hydrants, and fire evacuation passageway. Party B shall guarantee fire protection and prevent all potential dangers of fire protection.

7-17 During the term of lease, Party B shall strictly comply with relevant provisions of “Fire Protection Law of the People’s Republic of China”, guarantee the fire evacuation exit unblocked, install fire protection facilities and equipments pursuant to national standards and industrial standards, install fire protection safety sign, regularly organize test and conduct repair to ensure that fire protection facilities and equipments are complete and effective.
7-18 In the event that Party A discovers potential dangers within the leased area of Party B during its daily safety inspection for fire protection, Party A shall notify Party B in writing. Party B shall actively coordinate and rectify in accordance with Party A’s notice. In case Party B does not accept Party A’s written notice or make rectifications pursuant to the notice, which results in material potential dangers of fire protection, Party A shall have right to terminate the Contract unilaterally.
Article 8 Liabilities for Breach
8-2 Any breach of this Contract by any party shall be deemed as default. The Party in breach shall correct its breaching acts within 3 days of the grace period as of receiving the observing party’s written notice. In case the party in breach does not correct its breaching acts within the grace period, the other party shall be entitled to claim for damages. Any expense arising therefrom within the scope of the Contract shall be borne by the party in breach on its own.
8-3 In case Party B fails to pay rent within 1 month after the prescribed payment period, Party A shall have right to terminate this Contract unilaterally.
8-4 If this Contract becomes invalid due to default of either party, all legal liabilities shall be borne by the party in breach.
Article 9 Exemption
9-1 Where part or all of the building is occupied or expropriated due to governmental authorities’ requirements (such as municipal construction), in addition to direct compensation liability imposed by the governmental authorities pursuant to relevant national provisions, Party A bears no other compensation liabilities.
9-2 Provided any party is unable to perform obligations herein due to force majeure, it bears no liability to compensate the other party’s losses.

Article 10 Modification, Termination and Expiration of the Contract
10-1 In case Party B requires terminating the Contract after execution without using the unit, Party A shall not refund the deposit.
10-2 Provided Party B requires terminating the lease within the term of lease, Party A shall withhold the deposit as the liquidated damages.
10-3 In the event that Party A terminates the Contract due to its own while Party B does not commit default acts, Party A shall pay to Party B liquidated damages in an amount equal to the deposit.
10-4 Provided Party B requires reducing the area within the term of Contract, the liquidated damages shall be deducted accordingly in accordance with the reduced area.
Article 11 Notifications
Any notice shall be sent by specially-designed individual or registered mail in writing (the international letters shall be sent by air mail). The notifying party has right to send notice to the aforesaid place of the building or the company by means of the above forms.
Article 12 Dispute Resolution
The Contract shall be governed and construed in accordance with the laws of the People’s Republic of China. Any dispute arising from and in connection with the Contract shall be resolved through amicable consultation between both parties in good faith. If the dispute is not resolved through consultation, any party has a right to file to the Competent People’s Court in Beijing with jurisdiction for mediation or litigation.
Article 13 Miscellaneous (including execution, effectiveness, counterparts)
13-1 The parties shall execute this Contract on June 10, 2009.
13-2 Any matters not covered by the Contract may be negotiated by the parties and included in a supplementary agreement entered into by both parties. Any supplementary agreement and appendixes shall be integrated into the Contract and have the same legal effect as that of the Contract.

13-3 In case any discrepancy between the “Client Manuel” and the Contract, this Contract shall prevail.
13-4 The Contract is made in four copies with same legal effect. Each party shall hold two copies.
13-5 Any stamp tax and registration fee levied and imposed on the Contract and its copies shall be shared between the parties.
13-6 Each party’s understandings and interpretations of its undertakings, restrictions, stipulations and regulations with respect to this Contract shall be subject to this Contract.

Party A’s Representative:

Party A: China National Precision Machinery I&E Corp. Beijing Aerospace CPMIEC Building

Address: No.30 Haidian South Road

Telephone: 62626112

Bank: Hangtian Branch of Beijing Bank

Account No.: 01090372800120111017413

Party B’s Representative:

Party B:

Address:

Telephone:

Bank:

Account No.: